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                                                                     EXHIBIT 2.2

                               AMENDMENT NO. 1 TO
                      AGREEMENT AND PLAN OF REORGANIZATION

         THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF REORGANIZATION (this "Amendment") is made and entered into this ____ day of August, 2000 by and among
(i) APPNET, INC., a Delaware Corporation ("AppNet"), (ii) APPNET/EDC, INC., a Delaware corporation and a newly-formed, wholly-owned subsidiary of AppNet ("Newco"), (iii) EDGAR, DUNN & COMPANY, a Delaware corporation (the "Company" or "EDC") and (iv) the persons whose names are listed under the heading "Stockholders" on the signature pages of this Amendment (each a "Stockholder" and collectively the "Stockholders"), and amends that certain Agreement and Plan of Reorganization, dated as of May 16, 2000 (the "Agreement"), by and among AppNet, Newco, EDC and the Stockholders.

                                   BACKGROUND

         A. The Agreement provides, among other things, for the merger of the Company with and into Newco, with Newco surviving the merger as a wholly-owned subsidiary of AppNet.

         B. The parties to this Amendment desire to amend certain of the provisions of the Agreement.

         NOW, THEREFORE, in consideration of the premises and the covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

1.       AMENDMENT OF AGREEMENT

         1.1. SECTION 1.2.(c). Section 1.2.(c) of the Agreement is hereby amended and restated in its entirety to read as follows:

                  "(c) CONVERSION OF CAPITAL STOCK OF THE COMPANY. Subject to Sections 1.2(d), 1.3 and 1.4, each issued and outstanding share of common stock of the Company, $0.01 par value per share ("Company Common Stock") (other than shares to be canceled pursuant to Section 1.2(b)), that is issued and outstanding immediately prior to the Effective Time shall automatically be canceled and extinguished and converted, without any action on the part of the holder thereof, into the right to receive that share of the Merger Consideration (as defined in Section 1.3(a)) computed by dividing each item of the Merger Consideration by the number of shares of Company Common Stock outstanding immediately prior to the Effective Time. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the ratable share of the Merger Consideration upon the surrender of such certificate in accordance with Section 1.5."

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         1.2. SECTION 1.3.(a). Section 1.3.(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

                  "(a) For purposes of this Agreement, the "Merger Consideration" shall consist of the following categories (as adjusted pursuant to this Section 1.3 and Section 1.4): (i) two hundred sixty thousand (260,000) shares of AppNet Common Stock (the "Guaranteed Shares") shall be delivered at the Closing to the Stockholders' Representative (as defined in Section 1.6), subject to the terms and conditions set forth in Sections 1.3(c), 1.3(d) and 5.12(c) hereof;
         (ii) two hundred fifty-seven thousand five hundred (257,500) shares of AppNet Common Stock (the "Additional Shares") shall be delivered at the Closing to the Stockholders' Representative; and (iii) fifty-seven thousand five hundred (57,500) shares of AppNet Common Stock shall be pledged to and held by AppNet (the "Pledged Shares") pursuant to that certain Pledge Agreement attached hereto as Exhibit A and made a part hereof (the "Pledge Agreement")."

         1.3. SECTION 1.3.(b). Section 1.3.(b) of the Agreement is hereby amended and restated in its entirety to read as follows:

                  "(b) The Merger Consideration has been calculated based upon several factors including the assumptions that (i) the net worth of the Company, calculated in accordance with generally accepted accounting principles ("GAAP") consistently applied, and reduced by the amount of any fees and expenses payable by AppNet pursuant to Sections 11.6 and the second sentence of Section 11.7 of this Agreement and any other such fees exceeding the amounts required to be paid by AppNet is equal to or greater than One Million Dollars ($1,000,000) (the "Net Worth Target") as of the Closing Date; (ii) the sales of the Company, net of bad debt expense, for the Company's fiscal year ended December 31, 1999 shall have been no less than Nine Million Five Hundred Thousand Dollars ($9,500,000) (the "Sales Target"); (iii) the Company's earnings before interest and taxes, after adding back any profit sharing and other compensation expenses, for its fiscal year ended December 31, 1999 shall have been no less than One Million Six Hundred Thousand Dollars ($1,600,000) (the "EBIT Target") and (iv) Certified Closing Debt (as defined in Section 6.9(e)) of zero (subject to adjustment as provided in Section 6.9(e)). The portion of the Merger Consideration payable to each of the Stockholders is set forth next to such Stockholder's name as listed in SCHEDULE 1.3(b) attached hereto."

         1.3. SECTION 1.3.(d). Section 1.3.(d) of the Agreement is hereby amended and restated in its entirety to read as follows:

                  "(d) Any costs, expenses and disbursements of the Company or the Stockholders pursuant to Sections 11.6 and the second sentence of
         Section 11.7 hereof that remain unpaid at the Closing shall be paid by AppNet up to the amount of One Million Dollars ($1,000,000). Any such amounts in excess of One Million Dollars ($1,000,000) shall be paid by the Stockholders."


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         1.4. SECTION 1.4.(b). The first sentence of Section 1.4.(b) of the
Merger Agreement is hereby amended and restated as follows:

                  "(b) Within one hundred twenty (120) days following the Effective Time, AppNet shall cause its outside accountants ("AppNet's Accountant") to review the Surviving Company's books to determine the accuracy of the information set forth on the Closing Financial Certificate (the "Post-Closing Review")."

         1.5. SECTION 1.5.(a). Section 1.5(a) of the Agreement is hereby amended to delete the words "Cash and" from the heading "AppNet to Provide Cash and Common Stock".

         1.6. SECTION 2.1. Section 2.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

                  "2.1. LOCATION AND DATE. The consummation of the Merger and the other transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Venable, Baetjer, Howard, and Civiletti, LLP, 1615 L Street, N.W., Suite 400, Washington, D.C. 20036 on the later of Tuesday, August 22, 2000, or the first business day after all conditions to Closing shall have been satisfied or waived, or at such other time and date as AppNet, the Company and the Stockholders' Representative may mutually agree (which date shall be referred to as the "Closing Date")."

         1.7. SECTION 3.9.(b). Section 3.9.(b) of the Agreement is hereby amended and restated in its entirety to read as follows:

                  "(b) EDC's consolidated sales for (i) its fiscal year ending December 31, 1999 were not less than $9,500,000, and (ii) the six-month period ending June 30, 2000 will not be less than $5,700,000."

         1.8. SECTION 3.9.(c). Section 3.9(c) of the Agreement is hereby amended and restated in its entirety to read as follows:

                  "(c) EDC's consolidated earnings before interest and taxes for
         (i) its fiscal year ending December 31, 1999 were not less than $1,600,000 (after adding back any profit sharing and other compensation expenses), and (ii) the six-month period ended June 30, 2000 will not be less than $1,000,000 (after adding back any profit sharing and other compensation expenses)."

         1.9. SECTION 3.9.(d). Section 3.9.(d) of the Agreement is hereby amended and restated in its entirety to read as follows:

                  "(d) Except as set forth in SCHEDULE 3.9, as of the Closing Date, the Companies will have no outstanding long-term and short-term indebtedness to banks, the Stockholders, and other financial institutions and creditors as of the Closing (in each case including the current portions of such indebtedness, but excluding trade payables, other ordinary course accounts payable and amounts paid and payable under Section 11.6 and Section 11.7 hereof)."


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         1.10. SECTION 3.10. The first two sentences of Section 3.10 of the
Agreement are hereby amended and restated in their entirety to read as follows:

                  "SCHEDULE 3.10 includes (a) true, complete and correct copies of EDC's consolidated reviewed balance sheet as of December 31, 1999 (the end of its most recent completed fiscal year), and income statement for the year ended December 31, 1999 (collectively, the "Year End Financials") and (b) true, complete and correct copies of EDC's consolidated, unaudited balance sheet (the "Interim Balance Sheet") as of June 30, 2000 (the "Balance Sheet Date") and income statement, for the six-month period then ended (collectively, the "Interim Financials," and together with the Year End Financials, the "Company Financial Statements")."

         1.11. SECTION 3.28.(a). Section 3.28.(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

                  "(a) Except as set forth in SCHEDULE 3.28(a)(i), no single customer accounted for more than five percent (5%) of the Companies' revenues for the fiscal years ended December 31, 1998, December 31, 1999 or the six-months ended June 30, 2000."

         1.12. SECTION 5.7.(h). Section 5.7.(h) of the Agreement is hereby amended and restated in its entirety to read as follows:

                  "(h) maintain present salaries, commissions and compensation levels for all officers, directors, employees, agents, representatives and independent contractors, except for ordinary and customary bonuses and salary increases for employees (other than employees who are also Stockholders, unless specifically listed in SCHEDULE 5.7.(h) hereto)."

         1.13. SECTION 5.12.(a). Section 5.12.(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

                  "(a) ALLOCATION OF APPNET COMMON STOCK. The Merger Consideration payable to the Stockholders pursuant to this Agreement shall be divided into three (3) categories consisting of: (i) the Guaranteed Shares and two hundred thousand (200,000) of the Additional Shares (together, "Registration Shares"), (ii) the remaining fifty-seven thousand five hundred (57,500) of the Additional Shares (referred to as the "One Year Shares") and (iii) the Pledged Shares (also referred to as the "Two Year Shares")."

         1.14. SECTION 5.12.(b)(i). Section 5.12.(b)(i) and (ii) of the Agreement are hereby amended and restated in their entirety to read as follows:

                  "(b)(i) OBLIGATION TO FILE REGISTRATION STATEMENT. No later than ninety (90) calendar days following the Closing Date, AppNet shall prepare and file with the Securities and Exchange Commission (the "SEC") a registration statement under the 1933 Act (the "Registration Statement") covering all of the Registration Shares. The Registration Statement shall be on Form S-3 (except that if AppNet, or in the event of a Change of Control (as defined in Section


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         5.14) that is consummated prior to October 31, 2000, the acquiror in the Change of Control transaction (the "Acquiror"), is not then eligible to or elects not to register for resale the Registration Shares on Form S-3, the Registration Statement shall be on Form S-1 or another appropriate form in accordance herewith selected by AppNet). AppNet shall use its commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as possible after the filing thereof, PROVIDED, HOWEVER, that AppNet will use its commercially reasonable efforts to ensure that the date of effectiveness is not during a period in which AppNet and its affiliates are prohibited from trading their AppNet Common Stock under AppNet's insider trading policy. Subject to Section 5.12(b)(ii), AppNet shall use its commercially reasonable efforts to keep such Registration Statement effective under the Securities Act until the earliest of (i) the date on which the Registration Statement has been effective for a total of sixty (60) days, (ii) the date when all Registration Shares have been sold, or (iii) the date on which the Registration Shares (or if applicable, the Substituted Shares) become freely tradeable, or (iv) the consummation of a Change of Control (as defined in Section 5.14) after October 31, 2000; PROVIDED, HOWEVER, that in the event of a Change of Control prior to October 31, 2000, AppNet will be deemed to have satisfied its obligations hereunder if the Acquiror fulfills the obligations of AppNet hereunder with respect to the Substituted Shares (as defined in Section 5.14 of the Agreement) and the Registration Statement shall cover such Substituted Shares. AppNet will promptly notify the Stockholders' Representative of the effectiveness of the Registration Statement. AppNet or the Acquiror, may, at its option, register additional shares of its Common Stock on the Registration Statement on behalf of other of its shareholders.

                  (ii) EFFECTIVENESS OF REGISTRATION STATEMENT. If at any time or from time to time after the SEC declares the Registration Statement effective, the Board of Directors of AppNet, in its good faith judgment, determines that any registration of the Registration Shares should not be continued because it could adversely effect (including requiring earlier disclosure of such event) any underwritten offering by AppNet, any merger, acquisition or similar business combination, or any other significant corporate event to which AppNet may be a party (a "Valid Business Reason"), AppNet may cause the Registration Statement to be withdrawn and its effectiveness terminated, or may postpone amending or supplementing the Registration Statement, until such valid Business Reason no longer exists. AppNet shall give written notice to the Stockholders' Representative of its determination to postpone or withdraw the Registration Statement pursuant to this Section 5.12(b)(ii) promptly after its determination. In the event of a Change of Control that occurs prior to October 31, 2000, the Acquiror shall have the same rights with respect to the Substituted Shares as AppNet has with respect to the Registration Shares under this Section 5.12.(b)(ii), including, but not limited to the right to insert substantially similar legends and other restrictions on the Substituted Shares."


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         1.15. SECTION 5.12.(c). Section 5.12.(c) of the Agreement is hereby amended and restated in its entirety to read as follows:

                  "(c) GUARANTEED SHARES. In the event that the Closing Price per share of the Guaranteed Shares on the date that the Registration Statement is first declared effective by the SEC (the "Registration Price Per Share") is less than Thirty-Four Dollars and Sixty-Five Cents ($34.65) (the "Guaranteed Share Price") (or, in the event that a Change of Control occurs prior to October 31, 2000, the Guaranteed Share Price shall be an amount equal to Thirty-Four Dollars and Sixty-Five Cents ($34.65) divided by the exchange ratio offered to other AppNet shareholders for their AppNet Common Stock), AppNet shall deliver certified funds to the Stockholders' Representative, within three (3) business days after the date that the Registration Statement is declared effective by the SEC, in an amount equal to the difference between the Guaranteed Share Price and the Registration Price Per Share, multiplied by the number of Guaranteed Shares actually delivered at Closing; PROVIDED, HOWEVER, that in the event that the Registration Price Per Share is equal to or greater than the Guaranteed Share Price, AppNet shall not be required to deliver any such additional amounts. For purposes of this Agreement, "Closing Price" shall mean the closing sale price of a share of AppNet Common Stock or, in the event that a Change of Control has been consummated prior to October 31, 2000, the closing sale price of the stock received in exchange for the AppNet Common Stock, each as reported on the Nasdaq National Market (as reported in The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by AppNet or the Acquiror, as the case may be). Notwithstanding the foregoing, in the event that any consideration other than Substituted Shares is received by any Stockholders in the Change of Control transaction, the amount of such consideration received with respect to the Guaranteed Shares shall reduce, on a dollar-for-dollar basis, any amounts required to be paid pursuant to this Section 5.12(c)."

         1.16. RESTRICTIVE LEGEND PROVIDED FOR IN SECTION 5.12.(h). The restrictive legend provided for in Section 5.12.(h) of the Agreement is hereby amended and restated in its entirety to read as follows:

                  "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A CONTRACTUAL HOLDING PERIOD AND MAY NOT BE SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED OR DISPOSED OF DURING THE PERIOD COMMENCING ON THE CLOSING OF THE TRANSACTIONS CONTEMPLATED IN THAT CERTAIN AGREEMENT AND PLAN OF REORGANIZATION, DATED AS OF MAY 16, 2000, AS SUBSEQUENTLY AMENDED, AMONG THE ISSUER AND THE STOCKHOLDERS OF EDGAR, DUNN & COMPANY, A DELAWARE CORPORATION, AND ENDING ON THE DATE THAT IS THREE HUNDRED SIXTY-FOUR (364) DAYS AFTER THE CLOSING OF SUCH TRANSACTION. PRIOR TO THE EXPIRATION OF SUCH THREE HUNDRED SIXTY-FOUR (364) DAY HOLDING PERIOD, THE ISSUER SHALL NOT BE


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                  REQUIRED TO GIVE EFFECT TO ANY ATTEMPTED SALE, PLEDGE,
                  ASSIGNMENT OR OTHER TRANSFER OR DISPOSITION OF ANY OF THE SHARES REPRESENTED HEREBY. UPON THE WRITTEN REQUEST OF THE HOLDER OF THIS CERTIFICATE, THE ISSUER AGREES TO REMOVE THIS RESTRICTIVE LEGEND (AND ANY STOP ORDER PLACED WITH THE TRANSFER AGENT) WHEN THE HOLDING PERIOD HAS EXPIRED."

         1.17. SECTION 5.12.(i). The restrictive legend provided for in Section 5.12.(i) of the Agreement is hereby amended and restated in its entirety to read as follows:

                  THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A CONTRACTUAL HOLDING PERIOD AND MAY NOT BE SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED OR DISPOSED OF DURING THE PERIOD COMMENCING ON THE CLOSING OF THE TRANSACTIONS CONTEMPLATED IN THAT CERTAIN AGREEMENT AND PLAN OF REORGANIZATION, DATED AS OF MAY 16, 2000, AS SUBSEQUENTLY AMENDED, AMONG THE ISSUER AND THE STOCKHOLDERS OF EDGAR, DUNN & COMPANY, A DELAWARE CORPORATION, AND ENDING ON THE DATE THAT IS SEVEN HUNDRED TWENTY-NINE (729) DAYS AFTER THE CLOSING OF SUCH TRANSACTION. PRIOR TO THE EXPIRATION OF SUCH SEVEN HUNDRED TWENTY-NINE (729) DAY HOLDING PERIOD, THE ISSUER SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY ATTEMPTED SALE, PLEDGE, ASSIGNMENT OR OTHER TRANSFER OR DISPOSITION OF ANY OF THE SHARES REPRESENTED HEREBY. UPON THE WRITTEN REQUEST OF THE HOLDER OF THIS CERTIFICATE, THE ISSUER AGREES TO REMOVE THIS RESTRICTIVE LEGEND (AND ANY STOP ORDER PLACED WITH THE TRANSFER AGENT) WHEN THE HOLDING PERIOD HAS EXPIRED.

         1.18. SECTION 5.13. Section 5.13. of the Agreement is hereby amended and restated in its entirety to read as follows:

                  "5.13. STOCK OPTIONS. Within thirty (30) days after the Closing Date, AppNet shall issue two hundred sixty-nine thousand (269,000) incentive stock options (the "Options") to EDC's employees and shall work with EDC's Managing Director to determine a mutually agreeable allocation of such Options to such employees in accordance with AppNet's policies, authorized and issued under the terms of AppNet's 1999 Stock Incentive Plan. The Options shall be granted at the Closing Price on the date of grant of such Options. Notwithstanding anything contained in this Section 5.13 to the contrary, to the extent that any of the Options would be allocated to foreign employees of EDC, AppNet may provide such employees with comparable equity or other incentive compensation in lieu of the Options, and, in such event, the total number of Options to be


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         issued pursuant to this Section 5.13 shall be reduced by the amount of
         Options that would otherwise have been allocated to such foreign employees.



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         1.19. SECTION 5.14.  Section 5.14. of the Agreement is hereby amended and restated in its entirety to read as follows:

                  "5.14. CHANGE OF CONTROL. In addition to the rights provided under Sections 5.12(h) and 5.12(i), if there is a Change of Control prior to the date that is seven hundred twenty-nine (729) days after the Closing Date and PROVIDED, that such Change of Control occurs after October 31, 2000, subject to compliance with applicable federal and state securities laws and the Pledge Agreement, any Stockholder may dispose of his One and Two Year Shares in such Change of Control on the same terms and conditions as any other holder of AppNet Common Stock. Without regard to the date on which a Change of Control occurs, so long as it occurs prior to seven hundred twenty-nine (729) days after the Closing Date, if the Change of Control is structured as (i) an AppNet Merger (as defined below), each Stockholder shall waive any dissenters rights, appraisal rights or similar rights in connection with such AppNet Merger and shall vote in favor of such AppNet Merger and shall take all actions necessary to consummate such AppNet Merger, or (ii) a sale of assets, each Stockholder shall waive any dissenters rights, appraisal rights or similar rights in connection with such sale of assets and shall vote in favor or such sale and any subsequent liquidation of AppNet or other distribution of the proceeds therefrom. For purposes of this Agreement, a "Change of Control" shall mean: (i) a merger, consolidation or reorganization of AppNet (each of which is referred to as an "AppNet Merger"), whereby the stockholders of record of AppNet, immediately prior to the AppNet Merger, will, immediately after such AppNet Merger, hold, directly or indirectly, less than fifty percent (50%) (calculated in terms of value) of the surviving or acquiring entity; (ii) any other purchase or acquisition of more than fifty percent (50%) of the outstanding shares of the common stock (calculated in terms of value) of AppNet; (iii) a sale or exchange of all, or substantially all, of the assets of AppNet; or (iv) a complete liquidation or dissolution of AppNet. In the event that shares of Common Stock are exchanged for shares of Acquiror in a Change of Control transaction, the shares of Acquiror received by each Stockholder in exchange for the Guaranteed Shares, the Additional Shares and the Pledged Shares shall be referred to as the "Substituted Shares" and all obligations of AppNet or the Acquiror with respect thereto shall be adjusted accordingly and proportionately (in accordance with the exchange ratio in the Change of Control transaction)."

         1.20. SECTION 6.9.(e). Section 6.9(e) of the Agreement is hereby amended and restated in its entirety to read as follows:

                  "(e) a statement that the Company's total outstanding long-term and short-term indebtedness to banks, the Stockholders, and other financial institutions and creditors (in each case including the current portions of such indebtedness, but excluding trade payables, other ordinary course accounts payable and amounts paid and payable under Section 11.6 and Section 11.7 hereof) as of the Closing Date is zero (the "Certified Closing Debt"); PROVIDED, HOWEVER, that if the Certified Closing Net Worth (after reduction for the amounts payable by AppNet pursuant to Section 11.6 and the second sentence of Section 11.7 hereof) exceeds One Million Dollars ($1,000,000), the Company may have outstanding debt of Three Hundred Fifty Thousand Dollars ($350,000) without any reduction to the Merger Consideration; and"


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

         1.21. SECTION 9.2(a). The last sentence of Section 9.2(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

                  "(a) For all purposes of this Section 9, the term "AppNet" includes all subsidiaries of AppNet (including, without limitation, the Companies and any companies AppNet has resolved to acquire), as well as any Acquiror that becomes a parent of AppNet prior to October 31, 2000 and any current and future subsidiaries or non-parent affiliates of such Acquiror."

         1.22. SECTION 9.3. The lead-in paragraph of Section 9.3 of the Agreement is hereby amended and restated in its entirety to read as follows:

                  "No Stockholder will, for a period of four (4) years (or in the case of a Stockholder who owns or controls, directly or indirectly, less than three percent (3%) of the outstanding common stock of EDC as of the Closing, for a period of two (2) years), with respect to subsections (a) and (b) and for a period of four (4) years with respect to subsections (c), (d), (e), (f), (g) and (h) for any reason whatsoever, directly or indirectly, for himself or on behalf of or in conjunction with any Person (as defined below):"

         1.23. SECTION 11.1.(b). Section 11.1.(b) and (c) of the Agreement are hereby amended and restated in their entirety to read as follows:

                  "(b) by the Stockholders and the Company as a group, on the one hand, or by AppNet, on the other hand, if the Closing shall not have occurred on or before August 31, 2000, PROVIDED that the right to terminate this Agreement under this Section 11.1(b) shall not be available to either party (with the Stockholders and the Company deemed to be a single party for this purpose) whose material misrepresentation, breach of warranty or failure to fulfill any obligation under this Agreement has been the sole cause of the failure of the Closing to occur on or before such date; or

                  (c) by the Stockholders and the Company as a group, on the one hand, or by AppNet, on the other hand, if there is or has been a material breach, failure to fulfill or default on the part of the other party (with the Stockholders and the Company deemed to be a single party for this purpose) of any of the representations and warranties contained herein or in the due and timely performance and satisfaction of any of the covenants, agreements or conditions contained herein, and the curing of such default shall not have been made or shall not reasonably be expected to occur before August 31, 2000; or"

         1.24. SECTION 11.6. Section 11.6 of the Agreement is hereby amended and restated in its entirety to read as follows:

                  "11.6. BROKERS AND AGENTS. Except as set forth in the next succeeding sentence, AppNet and Newco (as a group) and the Company and each Stockholder (as a group) each represents and warrants to the other that it has not employed any broker or agent in connection with the transactions contemplated by this Agreement and agrees to indemnify the other against all losses, damages or expenses relating to or arising out of claims for fees or commission of any broker or agent employed or alleged to have been employed by such party. The Company has engaged the services of Vrolyk & Company in connection with the transactions contemplated by this Agreement. The Company and the Stockholders hereby acknowledge and agree that certain fees and expenses of Vrolyk & Company have been advanced to Vrolyk & Company by the Company and that AppNet is not liable for any such fees and expenses, provided that any such fees and expenses remaining unpaid at the Closing shall be paid pursuant to the provisions of Section 1.3(d)."

         1.25. SECTION 11.7. Section 11.7 of the Agreement is hereby amended and restated in its entirety to read as follows:

                  "11.7. EXPENSES. AppNet has and will pay the fees, expenses and disbursements of AppNet and Newco and their agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement. The Company (and not the Stockholders) has paid and will pay the fees, expenses and disbursements of the Stockholders, the Company, and their agents, representatives, financial advisers, accountants and counsel incurred in connection with the subject matter of this Agreement, provided that any such fees, expenses and disbursements remaining unpaid at the Closing shall be paid pursuant to the provisions of Section 1.3(d)."

         1.26. SCHEDULE 1.3.(b). Schedule 1.3.(b) to the Agreement is hereby amended and restated in its entirety and replaced by Schedule 1.3.(b) hereto.

         1.27. SCHEDULE 5.7.(h). Schedule 5.7.(h) attached hereto is hereby deemed to be Schedule 5.7.(h) to the Agreement.

         1.28. EXHIBIT A. Exhibit A to the Agreement is hereby amended and restated in its entirety and replaced by Exhibit A hereto.

         1.29. EXHIBIT D. Exhibit D to the Agreement is hereby amended and restated in its entirety and replaced by Exhibit B hereto.

2.       RATIFICATION

         As amended hereby, the Agreement and all the Schedules and Exhibits thereto are hereby ratified and confirmed in all respects and shall continue in full force and effect. The Agreement and this Amendment shall be read and construed as a single agreement. All references to the Agreement in the Agreement and in any Schedule, Exhibit or other related document shall hereafter be deemed to refer to the Agreement as amended hereby.

3.       GENERAL

         3.1. DEFINITIONS. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

         3.2. COUNTERPARTS. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original, and all of which counterparts taken together shall constitute but one and the same instrument.

         3.3. GOVERNING LAW. This Amendment shall be governed by and construed, interpreted and enforced in accordance with the laws of Delaware (without regard to its laws relating to choice-of-law or conflicts-of-law).


                                    * * * * *

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.


APPNET, INC.                                 APPNET/EDC, INC.


By: /s/ Ken S. Bajaj                        By:  /s/ Ken S. Bajaj
   ----------------------------                 -------------------------------
     Ken S. Bajaj                                 Ken S. Bajaj
     President                                    President


EDGAR, DUNN & COMPANY


By:  /s/ David A. Poe
   ----------------------------
     Name:  David A. Poe
           --------------------
     Title:  President
           --------------------


STOCKHOLDERS                                STOCKHOLDERS


POE REVOCABLE TRUST DATED                   GEOFFREY DEAN GRIFFIN AND
NOVEMBER 27, 1991                           BARBARA ELIZABETH GRIFFIN
                                            LIVING TRUST AGREEMENT DATED
                                            AUGUST 3, 2000

/s/ David A. Poe                            /s/ Geoffrey D. Griffin
-----------------------------               -----------------------------------
By: David A. Poe, Trustee                   By: Geoffrey D. Griffin, Trustee (as
                                            assignee of Geoffrey D. Griffin for
                                            all purposes under the Agreement)

PETER T. DUNN                               JAMES M. EDGAR

/s/ Peter T. Dunn                           /s/ James M. Edgar
-------------------------------             ------------------------------


ROBERT M. WHITE                             CLIFTON W. LEWIS

/s/ Robert M. White                         /s/ Clifton W. Lewis
-------------------------------             ------------------------------


CAROLE KAY LYNN                             JONATHAN H. PARKER

/s/ Carole Kay Lynn                         /s/ Jonathan H. Parker
-------------------------------             ------------------------------

JANE E. CLONINGER                             JOHN BRESNAHAN

/s/ Jane E. Cloninger                         /s/ John Bresnahan
-------------------------------               ------------------------------


THAD PETERSON                                 ANGELITA VERDUN

/s/ Thad Peterson                             /s/ Angelita Verdun
-------------------------------               ------------------------------


MARGARET BROWN                                WESTON COOK

/s/ Margaret Brown                            /s/ Weston Cook
-------------------------------               ------------------------------


MIA E. E. NAM                                 BRIAN STIFEL

/s/ Mia E. E. Nam                             /s/ Brian Stifel
-------------------------------               ------------------------------


LINDA PHILLIPPE                               KENNETH HOWES

/s/ Linda Phillippe                           /s/ Kenneth Howes
-------------------------------               ------------------------------


PETER SIDENIUS                                ROGER ALEXANDER

/s/ Peter Sidenius                            /s/ Roger Alexander
-------------------------------               ------------------------------


PASCAL BURG                                   DAVID KEVIN JENKINS

/s/ Pascal Burg                               /s/ David Kevin Jenkins
-------------------------------               ------------------------------


ERIC SCHNEIDER

/s/ Eric Schneider
-------------------------------



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